Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL 2026 FIRST QUARTER RESULTS

TULSA, OK, July 7, 2025—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal first quarter ended May 31, 2025.

First Quarter Summary Compared to the Prior Year First Quarter

●	Net revenues were $7.1 million compared to $10.0 million.
●	Average active PaperPie Brand Partners totaled 7,700 compared to 13,400.
●	Loss before income taxes were $(1.4) million, compared to $(1.7) million.
●	Net Loss totaled $(1.1) million, compared to $(1.3) million.
●	Loss per share totaled $(0.13) compared to loss per share of $(0.15), on a fully diluted basis.

Per Craig White, Chief Executive Officer, “During the quarter we ran several product discount promotions to increase cash which reduced our gross margins. Our strategy to increase cash remains short term and focused on turning excess inventory faster to pay down our debts and meet the requirements of our lender. In the meantime, I am encouraged in our ability to continue to find and implement additional cost reductions which reduced losses in comparison to the same quarter last year, even on lower sales. The Company continues to maintain a significant amount of excess inventory and as that inventory turns into cash, it continues to further strengthen our financial position.”

“On June 26, 2025, we executed an amendment to the Hilti Complex Purchase Sale Agreement to allow the purchaser additional time for the due diligence period. The due diligence process for a complex of this size is lengthy and we are working closely with our brokers and the buyers to support requests and provide necessary information to complete the transaction as quickly as possible.”

“I look forward to getting past this facility transaction so that we can get back to normalizing the business. We have implemented various cost savings, updated technologies and processes, and provided additional opportunities for our Brand Partners to have success. We have positioned ourselves for success and made it easier for our Brand Partners and end customers to conduct business with us. The conclusion of the Hilti Complex sale will fully retire our outstanding debt balances with our lender, providing us the flexibility to conservatively start to purchase new titles and reenergize our Brand Partners. Additionally, we expect to have limited borrowing needs on a go forward basis.”

	Three Months Ended May 31,
	2025	2024
NET REVENUES	$7,106,400	$9,993,400

LOSS BEFORE INCOME TAXES	(1,449,300)	(1,747,000)

INCOME TAX BENEFIT	(374,100)	(468,000)
NET LOSS	$(1,075,200)	$(1,279,000)

LOSS PER SHARE	$(0.13)	$(0.15)

DIVIDENDS PER SHARE	$-	$-

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,583,201	8,266,771
Diluted	8,583,201	8,266,771

Fiscal 2026 First Quarter Earnings Call

Date: Monday, July 7, 2025

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 80047

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, cybersecurity threats and incidents, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2025, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2025 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.